EXHIBIT 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference of our report on Qwest Cyber.Solutions LLC (and to all references to our Firm) included in or made part of KPMG Consulting, Inc.'s Registration Statement on Form S-1 (no. 333-36328) incorporated by reference in KPMG Consulting, Inc.'s Registration Statement Form S-8 (401(k) Plan).

/s/ ARTHUR ANDERSEN LLP

Denver, Colorado,
   February 7, 2001.